                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CALIFORNIA MICROWAVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

                           CALIFORNIA MICROWAVE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 22, 1998

     The Annual Meeting of Shareholders of CALIFORNIA MICROWAVE, INC. will be held at the Hayes Conference Center, 200 Edenvale Avenue, San Jose, CA 95136, on October 22, 1998, at 2:00 p.m., for the following purposes.

     1. To elect six Directors.

     2. To authorize the Board of Directors to change the name of the Company.

     3. To approve an amendment to the Company's Employee Stock Purchase Plan.

     4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on September 4, 1998, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          KENNETH J. WEES

                                          Secretary

Sunnyvale, California
September 28, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                           CALIFORNIA MICROWAVE, INC.
                              1143 BORREGAS AVENUE
                          SUNNYVALE, CALIFORNIA 94089

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of CALIFORNIA MICROWAVE, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Hayes Conference Center, 200 Edenvale Avenue, San Jose, CA 95136, at 2:00 p.m., on October 22, 1998, and at any adjournment or postponement thereof.

     Any proxy given may be revoked by a shareholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who votes his or her shares in person. Subject to any such revocation and the provisions under "Voting" below, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy and if no specification is made with regard to a proposal set forth on the proxy, the shares will be voted for all listed nominees for director and in favor of the proposals.

     A copy of the Annual Report of the Company for its fiscal year ended June 30, 1998, is being mailed to shareholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to shareholders is September 28, 1998.

                                     VOTING

     Only shareholders of record on September 4, 1998, will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had 15,034,269 shares of common stock outstanding. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on the election of directors. With respect to all matters other than the election of directors, broker non-votes (shares as to which brokers do not have discretionary authority to vote on the particular matter and have not received voting instructions from their customers), if any, will have no effect on the outcome of the vote. Broker non-votes are counted towards the establishment of a quorum.

     Holders of common stock are entitled to one vote for each share held. As described below, in the election of directors all shareholders may cumulate their votes for candidates placed in nomination. Cumulative voting rights entitle a shareholder to as many votes as shall equal the number of votes represented by shares of common stock held by such shareholder multiplied by the number of directors to be elected, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates. A shareholder intending to cumulate votes for the election of directors must notify the Company of such intention prior to the commencement of the voting for directors. If any shareholder has given such notice, every shareholder may cumulate votes for candidates placed in nomination prior to the voting. A vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine. The persons named in the proxy will exercise such discretion in order to assure the election of as many of the nominees of the Board of Directors as possible. In such event, the specific nominees for whom such votes will be cumulated will be decided by the proxyholders.

                             ELECTION OF DIRECTORS

     Directors are elected to hold office until the next Annual Meeting of Shareholders or until their successors have been elected. Unless otherwise instructed by the shareholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy will be voted for a substitute nominee chosen by management. Directors shall be elected by a plurality of the votes of the shares in person or represented by proxy at the meeting.

     Arthur H. Hausman and Alfred M. Gray, Jr. are not standing for reelection by reason of their retirement pursuant to the Corporate Governance Guidelines of the Company. In August 1998, the Board of Directors pursuant to the Company's Bylaws fixed the authorized number of directors at six effective immediately prior to the vote for directors at the Annual Meeting of Shareholders.

     All of the nominees are presently directors of the Company. No nominee or executive officer has any family relationship with any other nominee or executive officer. The beneficial ownership of the Company's stock by the nominees is set forth under "Certain Shareholders."

     The following table and biographical paragraphs set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each with California Microwave, Inc. in addition to the position as a director, and the period during which each has served as a director of the Company.


                                                                                             DIRECTOR
                                                                                           CONTINUOUSLY
                 NOMINEE                    AGE                  OCCUPATION                   SINCE
                 -------                    ---                  ----------                ------------
Frederick D. Lawrence.....................  50     Chairman of the Board, President and        1997
                                                   Chief Executive Officer
William B. Marx, Jr.(1)(3)................  59     Retired as Senior Executive Vice            1996
                                                   President of Lucent Technologies,
                                                   Inc., a communications systems and
                                                   technology company
Terry W. Ward(2)(3).......................  49     Vice President and Chief Financial          1996
                                                   Officer of W.S. Farish & Company, a
                                                   private trust company
Frederick W. Whitridge, Jr.(1)(2).........  43     President of Archipelago Corporation,       1996
                                                   a private investment company
George A. Joulwan.........................  58     Retired General, U.S. Army; former          1998
                                                   Supreme Allied Commander, Europe and
                                                   Commander in Chief, United States
                                                   European Command.
Leslie G. Denend..........................  57     Former Chief Executive Officer of           1998
                                                   Network General Corporation, a network
                                                   management software company and former
                                                   Chief Executive Officer of Vitalink
                                                   Communications, a computer products
                                                   company.


---------------
(1) Member of Governance Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

     FREDERICK D. LAWRENCE joined the Company as Chairman of the Board, President and Chief Executive Officer in July 1997. From May 1996 to July 1997, Mr. Lawrence served as Chief Executive Officer of ComStream, Inc., an international supplier of satellite communications networks and products and from February 1994 to April 1996, he served as President of the Transmission Group for ADC Telecommunications, which included five independent business units producing products for high speed video, voice, data and wireless communications. From 1982 to 1994, Mr. Lawrence held executive positions in networks operations and engineering at Sprint Corporation and its operating companies, dealing in local telephone, cellular and long distance. Prior to this, Mr. Lawrence worked at AT&T from 1970 to 1982 in a variety of positions. He holds a B.S.E.E. degree from Western Michigan University. Mr. Lawrence is a Director of Magnetek, Inc., a manufacturer of integrated electrical products.

     WILLIAM B. MARX, JR. served as Senior Executive Vice President of Lucent Technologies, the communication systems and technology company created as a result of AT&T's restructuring, from 1995 until he retired from Lucent Technologies on October 1, 1996. From 1994 to 1995, he served as Executive Vice

President of AT&T and as Chief Executive Officer of its Multimedia Products Group and from 1989 to 1994 he served as an Executive Vice President of AT&T and as Chief Executive Officer of its Network Systems Group. Prior to 1989, he held a number of key executive positions within the AT&T organization. Mr. Marx received his Bachelor of Mechanical Engineering degree from Union College and his Master of Science Degree in Management from Stanford University. He is a Director of the Massachusetts Mutual Life Insurance Company and is a member of the Stanford University Graduate School of Business Advisory Council and of the National Board of Directors of Junior Achievement.

     TERRY W. WARD has served since 1979 as the Vice President, Chief Financial Officer and Chairman of the Investment Policy Committee of W.S. Farish & Company, a private trust company, and as Treasurer of the William Stamps Farish Fund, one of the ten largest private foundations in Texas. He served as a Director of Microwave Networks, Inc. from 1986 to 1995. He graduated cum laude from Rice University, holds a Bachelor's Degree in economics from Rice University and is a certified public accountant.

     FREDERICK W. WHITRIDGE, JR. is the President, founder and majority shareholder of Archipelago Corporation, which is in the business of making investments in other companies and providing merger and acquisition services. From 1988 to 1993, he held various positions with Investor International (U.S., Inc.), the North American office for Sweden's Wallenberg Group, Inc., including the positions of President and Chief Investment Officer. Mr. Whitridge holds a Bachelor's Degree from Yale University and a M.P.P.M. degree from the Yale School of Management. He is a director of Ladish Co., Inc.


     GENERAL GEORGE A. JOULWAN, U.S. Army (RET.) retired as Commander in Chief, United States European Command and 11th Supreme Allied Commander Europe after serving 36 years in uniform. During his military career he served two combat tours of duty in Vietnam, held leadership positions spanning 18 years in Europe, and served six years in Washington, D.C. While at the Pentagon, he was Executive Assistant for the Vice Chief of Staff of the Army, and subsequently Executive Officer for the Chairman, Joint Chiefs of Staff. He also served as Special Assistant to the President of the United States (1973 - 74) and Special Assistant to the Supreme Allied Commander Europe, General Alexander Haig
(1974 - 75). General Joulwan holds a Bachelor's Degree in Science from the United States Military Academy and a Masters Degree in Political Science from Loyola University. General Joulwan is a director of General Dynamics, a supplier of defense systems to the United States and its allies.



     LESLIE G. DENEND served as President of Network Associates (a merger of Network General and McAfee Associates), a network security and management software company, from December 1997 to May 1998, as President and Chief Executive Officer of Network General Corporation, a network management software company, from February 1993 to December 1997, as President, Chief Executive Officer and Chairman of Vitalink Communications (acquired by Network Systems Corporation), a computer products company, from October 1990 to December 1992, as Executive Vice President-Corporate Development of 3Com, a data networking company, and as Vice President and General Manager of 3Com's Federal Systems unit from January 1989 to October 1990, and as a partner of and consultant to McKinsey and Company from 1982 to 1989. He has held advisory positions with the U.S. Government, including serving as an Advisor to the Chairman to the Joint Chiefs of Staff and as an Assistant to the President for National Security Affairs. He is currently on the Boards of Network Associates, Proxim, Inc., Rational Software, Inc. and Informax Corporation. Mr. Denend holds a Ph.D in economics and an MBA from Stanford University and a B.S. in Public Affairs from the U.S. Air Force Academy.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


     The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during fiscal 1998 was 14. Excluding Messrs. Joulwan and Denend, who joined the Board in April 1998 and August 1998 respectively, each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the year, and
(2) the total number of meetings of all committees of the Board on which he served. The Company has an Audit Committee, Compensation Committee, Governance Committee and International Committee.



     The responsibilities of the Audit Committee include (1) reviewing and consulting with the auditors concerning the Company's financial statements, accounting and financial policies, and internal controls; (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors; (3) maintaining good communications on accounting matters among the Committee, the Company's independent accountants and the Company's management; and (4) reviewing the Company's internal audit function. The present members of the Audit Committee, which met four times during fiscal 1998, are Messrs. Hausman (Chair), Whitridge and Ward. The Board is expected to appoint Messrs. Ward (Chair), Denend and Whitridge to the Audit Committee effective in October 1998.



     The functions of the Compensation Committee are to review the Company's compensation philosophy; to recommend to the Board of Directors the total compensation to be paid to the Chief Executive Officer and the Company's other officers; to approve the form and terms of all incentive and stock plans and awards thereunder and to consider the dilutive impact of the stock plans; and to prepare the Compensation Committee Report and approve the peer groups and stock valuation methods for the Company's annual Proxy Statement. The present members of the Compensation Committee, which met six times during fiscal 1998, are Messrs. Ward (Chair), Hausman and Marx. The Board is expected to appoint Messrs. Marx (Chair), Ward and Whitridge to the Compensation Committee effective in October 1998.



     The functions of the Governance Committee are to monitor the Company's Corporate Governance Guidelines and to recommend to the Board a slate of director candidates to be nominated for election to the Board and to fill vacancies that occur on the Board. Nominees recommended by stockholders will be considered, provided such recommendations are submitted in writing to the Secretary of the Company, are timely, and contain sufficient background information concerning the nominee to enable a proper judgment to be made as to the proposed nominee's qualifications, and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The present members of the Governance Committee, which met two times during fiscal 1998, are Messrs. Whitridge (Chair), Gray and Marx. The Board is expected to appoint Messrs. Whitridge (Chair) and Marx to the Governance Committee effective in October 1998.


     In August 1998, the Board of Directors established the International Committee of the Board. The function of the International Committee is to consider and provide advice regarding policies, strategies and plans that promote the business of the Company outside of the United States. The present members of the Committee are Messrs. Joulwan (Chair), Denend, Lawrence, and Marx and the Board expects to appoint the same members for fiscal 1999.

     AUTHORIZATION FOR BOARD OF DIRECTORS TO CHANGE THE NAME OF THE COMPANY

     In April 1998, the Company announced the adoption of a new five-element corporate strategy, with one element being rapid growth of international sales. Management recently concluded that the name of the

Company does not translate appropriately into some languages, thus hindering the Company's strategy. It was also concluded that the name of the Company is too narrowly focused because the products of the Company are no longer solely based upon microwave technology. The Board accordingly authorized management to search for a new corporate name.

     Rather than incurring the expense and the time delay associated with a special shareholder meeting for the purpose of authorizing an amendment to the Company's Certificate of Incorporation changing the corporate name, it was decided that it would be in the best interests of the Company to seek shareholder authorization for the Board to select an appropriate name and to then proceed with the name change under provisions of Delaware Corporation Law that would not require shareholder approval.

     Although the provisions of Delaware Corporation Law referred to above do not require shareholder approval of a name change, the Board is seeking the approval of a majority of the shares of outstanding common stock of the Company of the authorization of the Board of Directors to proceed with a change in the name of the Company. No decision has been made as to what action will be taken if such approval is not obtained.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF SUCH AUTHORIZATION

                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors in August 1998 approved an increase by 300,000 in the number of shares of Common Stock covered by the Employee Stock Purchase Plan ("Purchase Plan"). Approval of the increase in the number of shares covered by the Purchase Plan is required by at least a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote.


     All of the Company's full-time employees may participate in the Purchase Plan (430 employees are presently participating), and if the proposed amendment to the Purchase Plan is adopted there will remain available for purchase under the Plan 429,216 shares.


     The continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Purchase Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Company and its shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE AMENDMENT TO THE PURCHASE PLAN.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

     All employees (except any employee who directly or by attribution owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company) who are employed an average of not less than 20 hours per week by the Company and its subsidiaries are eligible to enroll in the Purchase Plan commencing on the first enrollment date (January 1 or July 1) following the completion of 30 continuous days of employment. Each employee enrolling in the Purchase Plan elects to make contributions by payroll deductions of 2%, 5%, 8% or 10% of monthly gross pay. The rate of contribution may be increased or decreased to such amounts on any subsequent enrollment date. No participant will be permitted to purchase common stock under all stock purchase plans of the Company exceeding $25,000 in fair market value in any calendar year, and no employee may make contributions for any period during which he is not receiving pay from the

Company or its subsidiaries. Employee contributions are credited to each participant's individual account and, on June 30 and December 31 of each year, the funds then in the participant's account are applied to the purchase of whole shares of common stock, unless the member has previously advised the Company that he does not wish shares purchased for his account.

     The cost to each participant's account for the shares so purchased will be not less than 85% nor more than 100% of the lower of the closing price on (a) the first trading day of each six-month period or (b) the last trading day of each six-month period. The exact percentage between 85% and 100% will be fixed by the Board of Directors and communicated to participants prior to the commencement of each six-month period. Notwithstanding the foregoing, no participant may purchase in any six-month period in excess of 1,000 shares. If the number of shares members desire to purchase at the end of any six-month period exceeds the number of shares then available under the Plan, the shares available will be allocated among such members in proportion to their contributions during the six-month period.

     No rights of any member are assignable by operation of law or otherwise, except to the extent that there has been a designation of a beneficiary or except as permitted by the laws of descent and distribution if a beneficiary is not designated.

     Membership in the Plan will be terminated when the member (a) voluntarily elects to withdraw his entire account, (b) resigns or is discharged from the Company or one of its subsidiaries, (c) dies, or (d) does not receive pay from the Company or one of its subsidiaries for 12 consecutive months, unless this period is due to illness, injury or for other reasons approved by the person or persons appointed by the Company to administer the Plan. Upon termination of membership, the terminated member will not be entitled to rejoin the Plan until the first day of the six-month period immediately following the six-month period in which the termination occurs. Upon termination of membership, the member will be entitled to the amount of his individual account within 15 days after termination. The Purchase Plan may be terminated or amended at any time by the Board of Directors.

     The Purchase Plan is intended to be an "employee stock purchase plan" described in the Internal Revenue Code Section 423. If the plan so qualifies, the grant of the right to purchase shares under the Purchase Plan has no tax effect on the participants or the Company. No income is recognized to participants at the date shares are issued under the Purchase Plan. If shares purchased under the Purchase Plan are held for more than one year from the time they are received and for more than two years from the date the rights to purchase are granted, amounts realized on a sale of the shares are compensation to the employee taxable as ordinary income only to the extent of the lesser of
(a) the amount by which the fair market value of the common stock at the date of such grant exceeds the purchase price at the date of grant or (b) the amount by which the sale price exceeds the purchase price. Any further gain is treated as long-term capital gain. The Company will not be entitled to a compensation deduction in connection with the issuance or sale of such shares.

     If the shares are sold within the one-year or two-year holding period, the employee realizes compensation taxable as ordinary income to the extent the fair market value of the shares at the date of purchase was greater than the purchase price; the difference between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. The gain or loss will be long-term gain or loss if the shares have been held for more than one year. For purposes of determining the beginning of the two-year holding period for shares, the date the rights to purchase are granted is deemed to be the first day of the particular six-month period in which the shares are purchased. To the extent the employee realizes ordinary income on a disposition of the shares by reason of failing to meet the requisite holding periods, the Company will be entitled to a corresponding tax deduction.

PLAN BENEFITS

     The following table sets forth the number of shares purchased under the Purchase Plan during fiscal 1998 by each person named in the Summary Compensation Table, all current executive officers as a group (including the named executive officers), and all employees other than executive officers as a group.


                                                                         PURCHASE PLAN
                                                              ------------------------------------
                                                                                     NUMBER OF
                     NAME AND POSITION                        DOLLAR VALUE(1)     SHARES PURCHASED
                     -----------------                        ----------------    ----------------
Frederick D. Lawrence.......................................      $      0                  0
  Chairman, President and Chief Executive Officer
George Arena................................................         2,749              1,237
  Executive Vice President and President -- Terrestrial
  Wireless Division
Donna S. Birks..............................................             0                  0
  Executive Vice President and Chief Financial Officer
George L. Spillane..........................................             0                  0
  Vice President and Secretary
Donald V. Anderson..........................................           623                285
  Executive Vice President and President -- Satellite
  Communications Division
Current Executive Officer Group.............................         3,373              1,522
Non-Executive Officer Employee Group........................       335,756            154,879


---------------

(1) The amounts in this column reflect the difference between the market value of the shares purchased on the date of purchase and the purchase price under the Purchase Plan and may not represent amounts actually realized by the participants.

                              CORPORATE GOVERNANCE


     In September 1997, the Board of Directors of the Company adopted Corporate Governance Guidelines. The guidelines, which are set forth below, establish corporate governance standards, outline the respective responsibilities of management and the Board and provide a process for evaluating the performance of the Board, Committees of the Board and the Chief Executive Officer.


CORPORATE GOVERNANCE STANDARDS

     The corporate governance standards established by the Board are as follows:

          1. The Board will approve the necessary policies to implement corporate strategies.

          2. The Board will operate in accordance with the requirements set forth below under Requirements of Management and Directors.

          3. The performance of the Chief Executive Officer will be evaluated at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. For this purpose, an "independent director" is a director who has not been a present or former employee of the Company and has no significant financial or personal tie to the Company other than share ownership and entitlement to director compensation.

          4. When the Chief Executive Officer also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair or lead director.

          5. Every year the Board will review and approve a three-year strategic plan and an annual operating plan for the Company, and conduct periodic reviews of progress.

          6. All directors will stand for election every year.

          7. As a general rule, former executives of the Company will not serve on the Board.

          8. The Audit Committee, Compensation Committee and Governance Committee will consist entirely of independent directors.

          9. Committee members will be appointed by the Board.

          10. The Governance Committee will annually assess Board and Committee effectiveness and the results will be reported to the shareholders in the proxy statement, with the first such report to be given in 1998.

          11. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon.

          12. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if an officer or director of the Company served on the Board of Company X and an officer or director of Company X served on the Company's Board, or if a major supplier or customer served on the Company's Board.)

          13. Directors are required to own at least 2,000 shares of the Company's stock within one year of election and 5,000 shares within three years of election.

          14. No director shall stand for re-election after the attainment of age 70.

          15. Succession planning and management development will be reported annually by the Chief Executive Officer to the Board.

          16. No director shall be a potential or actual representative of, or hold an executive position or directorship with, interests that may have reason to make an unsolicited or hostile attempt to acquire a controlling interest in the Company or its subsidiaries. Neither shall any director have vested interests in benefits from external intervention in the Company's affairs.

          17. The Company will adopt policies to allow for confidentiality of voting by its shareholders and assure those policies are administered.

          18. The Governance Committee will establish a director's questionnaire designed to assure that Board members have the requisite qualifications and have no conflicts of interests. In addition, each director will be required to adopt and support the Company's ethics policy.

          19. All executives (approximately 44 persons) must, over periods to be specified, buy and hold outright (which would not include options and unvested restricted stock) stock of the Company valued at one-half to two times base salary, depending on their positions. Executives are defined for this purpose as all corporate officers, designated sales executives, and those executives who participate in the Executive Incentive Plan.

          20. Incentive compensation plans will link pay directly and objectively to measure financial goals set in advance by the Compensation Committee.

          21. Stock options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price), and will be primarily performance based.


     All of the above standards were either in place at the time of their adoption or have now been implemented, with the exception that the Board has not selected the Vice Chairperson or lead director referred to in standard number 4 above. The Board was an active participant in the development and review of the strategic plan for fiscal 1999 and operating plans of the Company. The Board, Board Committee and Chief Executive Officer evaluations were performed and the results are reported below in separate sections. Succession planning, management development and incentive compensation plans for fiscal 1999 have been reviewed and approved by the Board. The Compensation Committee thoroughly reviewed the theory and practice of the Company's compensation plans and in fiscal 1999 new plans were introduced that affect all employees of the Company. For executives and key managers, the bonus plan will be based upon achievement of sustainable improvements in EVA(R) which is a financial measure related to the achievement of returns in excess of the Company's cost of capital. A technology incentive plan was developed for the technical staff which ties an upside earning opportunity to the return on product development investment from new products. The remaining employee group will participate in a profit sharing plan, with payments every six months based on improvements in the Company's EVA. With respect to the share ownership requirement for executives, all affected executives have been asked to sign a pledge stating that they will acquire the required share ownership holding by October 1, 2001. Each executive's holdings will be reviewed semi-annually.

REQUIREMENTS OF MANAGEMENT AND DIRECTORS

     The respective responsibilities of management and the Board are as follows:

               MANAGEMENT                            REQUIREMENTS OF DIRECTORS
               ----------                            -------------------------
Develop strategies to deliver strong          Act in the best interest of all
market franchises and build shareholder       shareholders and fulfill fiduciary and
wealth over the long term                     legal responsibilities.

Recommend appropriates strategic and          Critique and approve strategic and
operating plans                               operating plans.

Maintain effective control of operations      Select, motivate, evaluate and
                                              compensate the Chief Executive Officer.

Measure performance against peers             Develop a good understanding of
                                              strategies and the businesses.

Provide strong, principled and ethical        Review succession planning and
leadership                                    management development.

Care for employees, customers and             Advise and consult on key organizational
shareholders                                  changes.

Assure sound succession planning and          Carefully study Board materials and
management development                        issues.

Maintain sound organizational structure       Participate actively, objectively and
                                              constructively at Board and committee
                                              meetings.

Inform the Board regularly regarding the      Assist in representing the Company to
status of key initiatives. Avoid              the outside world. Counsel on corporate
surprises                                     issues.

Be responsible for Board meetings which       Maintain confidentiality of Board
are well planned, allow meaningful            proceedings and company proprietary
participation and provide for timely          data.
resolution of issues

Furnish Board with materials, which           Maintain a good understanding of general
contain the right amount of information       economic trends and corporate
and are delivered sufficiently in             governance.
advance of meetings

BOARD AND COMMITTEE EVALUATION

     The process for evaluation of Board and Committee performance and effectiveness provided for in the corporate governance standards is led by the Board's Governance Committee. It requires each director to complete an evaluation questionnaire, to enter a number grade from 1 to 5 and, in most cases, written comments addressing each of the following standards:

          1. The Board knows and understands the Company's vision; strategic precepts, strategic plan and operating plan and understand the corresponding corporate policies.

          2. The Board reflects its understanding of the Company's vision, strategic precepts, strategic plan and operating plan in its discussion and actions on key issues throughout the year.

          3. Board meetings are conducted in a manner which ensures open communication, meaningful participation, and timely resolution of issues. The proceedings of meetings are held in strict confidence and not divulged to outsiders.

          4. Board materials contain the right amount of information.

          5. Board members receive their materials sufficiently in advance of meetings.

          6. Board members are diligent in preparing for meetings and have adequate time available to perform their duties as directors.

          7. The Board reviews and approves an annual operating plan and regularly monitors performance against it throughout the year.

          8. The Board regularly monitors the Company's income statement, balance sheet and cash flow.

          9. The Board reviews and approves an annual capital budget and receives regular written or oral reports of performance against it throughout the year.

          10. In tracking Company performance, the Board regularly considers the performance of peer companies.

          11. The Board regularly reviews the performance of the Chief Executive Officer.

          12. The Board and/or the Compensation Committee regularly review the performance and ethics of the senior officers.

          13. The correlation between executive pay and Company performance is annually considered by the Board and/or the Compensation Committee.

          14. The Board reviews the succession plan for the Chief Executive Officer.


     The evaluation of the Board for fiscal year 1998 was completed in August, 1998. It was concluded that there was satisfactory performance with respect to all of the above standards, with the exception that it was the view of the Board that there could be improvements with regard to the frequency of Governance Committee meetings and the agenda and format for those meetings. The Board rated as its greatest strengths its (1) monitoring of cash flow, profitability and other financially-driving indicators, (2) communication of expectations and concerns to the Chief Executive Officer, (3) understanding of the Company's business, industry and strategy, (4) staying informed with regard to issues and trends affecting the Company and its industry and (5) its alignment with the long-term interests of the Company's stockholders.



CHIEF EXECUTIVE OFFICER (CEO) EVALUATION


     The evaluation of the CEO's performance and effectiveness provided for in the Corporate Governance standards in led by the Board's Governance Committee. It requires the CEO and directors to independently complete a CEO evaluation questionnaire, to enter a grade of 1 to 5 and, in most cases, add written comments addressing each of the following standards:

          1. Leadership: Leads the company and sets a philosophy that is well understood, widely supported, consistently applied, and effectively implemented.

          2. Strategic Planning: Ensures the development of a long-term strategy; establishes objectives and plans that meet the needs of shareholders, customers, employees, and all corporate stakeholders; ensures consistent and timely progress toward strategy objectives; obtains and allocates resources consistent with strategic objectives.

          3. Financial Results: Establishes appropriate annual and longer-term financial objectives and manages to consistently achieve these goals; ensures that appropriate systems are maintained to protect assets and maintain effective control of operations.

          4. Succession Planning: Develops, attracts, retains, motivates, and supervises an effective top management team capable of achieving objectives; provides for management succession.

          5. Human Resources/EEO: Ensures the development of effective recruitment, training, retention and personnel communications plans and programs to provide and motivate the necessary human resources to achieve objectives; establishes and monitors programs to provide equal opportunity employment for minority employees.

          6. Communications: Serves as chief spokesperson, communicating effectively with shareholders and all stakeholders.

          7. External Relations: Ensures that the company and its operating units contribute appropriately to the well being of their communities and industries. Represents the company in community and industry affairs.

          8. Board and Shareholder Relations: Works closely with the board of directors and shareholders to keep them fully informed on all-important aspects of the status and development of the company. Facilitates the board's governance, composition, and committee structure. Implements board policies and recommends policies for board consideration.

     The evaluation of the CEO for fiscal year 1998 was completed in August 1998. It was concluded that there was satisfactory performance with respect to all of the above standards, with the note that it was the view of the Board that there could be improvements in various financial performance metrics. The Board rated the CEO's greatest strengths as (1) timeliness and content of Strategic Plan, (2) recruitment and caliber of key new hires, including effective succession planning and (3) external communications.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS


     Directors who are employees of the Company do not receive additional compensation for their service as directors. During the fiscal year ended June 30, 1998, directors who were not employees of the Company received compensation at the rate of $20,000 per year for their services as Board members, $750 per Committee meeting attended for the Chair of a Committee and $500 per meeting attended for other members of the Committee, and reimbursement for expenses incurred in attending meetings of the Board or any Committee of the Board. Alfred M. Gray, who served as Chairman of the Board during a portion of July 1997, received in fiscal 1998 $32,856 for his services in that capacity. George
A. Joulwan, who served as a consultant to the Company in fiscal 1998, received $48,000 for his services in that capacity.


     In fiscal 1998, as automatic grants under the Company's 1992 Stock Option Plan, (i) Messrs. Hausman, Ward and Whitridge, as the Chairs of Committees, each received an option to purchase 5,000 shares of Common Stock, and (ii) Messrs. Gray and Marx each received an option to purchase 3,000 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows specific compensation information, for the fiscal years ended June 30, 1998, 1997 and 1996, for the Company's Chief Executive Officer and the next four most highly compensated executive officers as of June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                          -----------------------
                                                                                       SECURITIES
                                 ANNUAL COMPENSATION          OTHER       RESTRICTED   UNDERLYING
                              --------------------------      ANNUAL        STOCK       OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION   AWARDS(1)     (NUMBER)    COMPENSATION(2)
---------------------------   ----   --------   --------   ------------   ----------   ----------   ---------------
Frederick D. Lawrence.......  1998   $420,577   $200,000     $244,485         $0        500,000         $63,146
  Chairman, President and
  Chief Executive Officer(3)
George Arena................  1998    182,322    238,262       37,610          0         25,000           1,400
  Executive Vice President    1997    162,987    169,830       16,707          0          5,000           2,948
  and President-Terrestrial   1996    148,854    100,000       11,157          0         18,072           1,916
  Wireless Division(4)
Donna S. Birks..............  1998    142,788    104,053       74,020          0        134,000          25,204
  Executive Vice President
  and Chief Financial
  Officer(3)
George L. Spillane..........  1998    200,348          0       15,596          0         25,000           6,314
  Vice President and          1997    223,077     25,000       13,473          0          1,500           8,050
  Secretary(5)                1996    187,348          0       15,850          0          2,000           6,355
Donald V. Anderson..........  1998    186,164          0       10,025          0         25,000           2,188
  Executive Vice President    1997    161,497      5,400       11,100          0          5,000           3,321
  and President-Satellite     1996    105,962     50,000        9,525          0         25,000           2,474
  Communications Division(4)

---------------
(1) At June 30, 1998, there were no unvested restricted stock holdings for the named executive officers.

(2) Includes matching employer contributions to the California Microwave Tax-Deferred Savings Plan (a 401(k) plan) in the amount of $1,400 in fiscal 1998 for the benefit of each of Messrs. Arena, Spillane and Anderson and Ms. Birks; matching employer contributions to the Tax-Deferred Savings Plan have been increased to a maximum of $1,600 for fiscal 1999. There were no amounts paid in fiscal 1998 by the Company for profit sharing as contributions to the California Microwave Deferred Profit Sharing Plan. Also includes amounts paid by the Company for life insurance premiums in fiscal year 1998, as follows: Messrs. Lawrence -- $1,570; Spillane -- $4,914; Mr.
    Anderson -- $788; and Ms. Birks -- $384.


(3) Mr. Lawrence joined the Company in July, 1997, and Ms. Birks joined the Company in December, 1997. Included in "Other Annual Compensation" are relocation expense reimbursements to Mr. Lawrence and Ms. Birks of $174,172 and $55,549, respectively. Included in "All Other Compensation" are $61,576 and $23,420, respectively, of imputed interest associated with the loans to Mr. Lawrence and Ms. Birks described in Employment Arrangements elsewhere in this Proxy Statement. Included in the "Bonus" amount paid to Ms. Birks is the $40,000 hiring bonus described under Employment Arrangements elsewhere in this Proxy Statement.


(4) Messrs. Arena and Anderson became executive officers of the Company in April 1998.

(5) Mr. Spillane also served as Chief Financial Officer in fiscal 1998 until December 1997, when Donna Birks was appointed to that position. In September 1998, Kenneth Wees was appointed Secretary of the Company and Mr. Spillane resigned from that position.


STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended June 30, 1998.

                          OPTION GRANTS IN FISCAL 1998


                                INDIVIDUAL GRANTS
                           ----------------------------
                            NUMBER OF                                                POTENTIAL REALIZABLE VALUE
                           SECURITIES      % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                           UNDERLYING       OPTIONS                                  OF STOCK PRICE APPRECIATION
                             OPTIONS       GRANTED TO     EXERCISE                      FOR OPTION TERM(2)(3)
                             GRANTED       EMPLOYEES       PRICE     EXPIRATION   ---------------------------------
          NAME             (NUMBER)(1)   IN FISCAL YEAR    ($/SH)       DATE        0%         5%           10%
          ----             -----------   --------------   --------   ----------   ------   ----------   -----------
Frederick D. Lawrence....    500,000          34.1%       $ 16.25     7/16/2007            $5,110,625   $12,951,250
George Arena.............     25,000           1.7%        17.625      9/9/2007               277,153       702,356
Donna S. Birks...........    134,000           9.1%         18.75    12/15/2007             1,580,363     4,004,925
George L. Spillane.......     25,000           1.7%        17.625      9/9/2007               277,153       702,356
Donald V. Anderson.......     25,000           1.7%        17.625      9/9/2007               277,153       702,356


---------------

(1) All options granted in fiscal 1998 were pursuant to the 1992 Stock Option Plan with the exception of non-qualified options covering 300,000 shares granted to Frederick D. Lawrence. All of the options are incentive or nonqualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant and expire ten years from the date of grant, unless otherwise earlier terminated as a result of certain events related to termination of employment. The options vest either (a) 25% per year on each of the first four anniversaries of the option grant date, or (b) based upon escalating stock prices, except that any unvested shares vest automatically at the end of five years, and both types of options are subject to acceleration upon the occurrence of certain events. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates. Options granted effective September 1998 or later provide for vesting based upon escalating stock prices, with four vesting points which are generally 15 - 20% greater than the prior vesting point. For example, the fiscal 1998 options listed above that were granted at $17.625 and $18.75 will vest 25% when the stock reaches $25, 25% at $30, 25% at $36 and 25% at $43.


(2) The 5% and 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of Common Stock. The named executive officers will receive benefit from the options only to the extent that the Company's stock appreciates in value over the exercise price of the options.

(3) At assumed annual rates of appreciation of 0%, 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of June 30, 1998, for the ten-year period from July 1998 to July 2008, would be $0.00, $168,914,039 and $428,058,789, respectively.

     The following table shows information concerning the value of unexercised stock options held by the individuals named in the Summary Compensation Table above as of June 30, 1998.

                 AGGREGATED OPTION EXERCISES(1) IN FISCAL 1998
                        AND JUNE 30, 1998 OPTION VALUES


                                        NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-MONEY
                                        UNEXERCISED OPTIONS AT 6/30/98           OPTIONS AT 6/30/98(2)
                 NAME                      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
                 ----                   -------------------------------    ---------------------------------
Frederick D. Lawrence.................               0/500,000                     $      0/$625,000
George Arena..........................          22,545/ 35,527                        19,063/ 12,188
Donna S. Birks........................               0/134,000                             0/      0
George L. Spillane(1).................          45,751/ 27,125                       186,949/  3,656
Donald V. Anderson....................          13,511/ 41,489                         4,063/ 12,188


---------------
(1) During fiscal 1998 options covering 1,598 shares were exercised by Mr. Spillane.

(2) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the closing price of $17.50 per share of the Company's common stock as reported on the NASDAQ National Market on June 30, 1998, the last trading day in the month. Options with an exercise price in excess of the June 30, 1998, closing prices were not included in this calculation.

EMPLOYMENT ARRANGEMENTS

     The Company entered into a four-year employment agreement with Frederick D. Lawrence in July 1997, pursuant to which Mr. Lawrence will receive a base salary at the annual rate of $450,000, a bonus targeted at 67% of base salary, with multipliers up to 2.7 times the target bonus amount based upon meeting or exceeding objectives approved by the Board of Directors and a minimum bonus of $200,000 for the 1998 fiscal year. Mr. Lawrence was granted options to purchase 500,000 shares of the Company's Common Stock that will vest over a period of four years at the rate of 25% at the end of each year and will be exercisable at a price equal to the fair market value of the Company's Common Stock on July 16, 1997, namely, $16.25 per share; only 200,000 of the shares are covered by options under the Company's 1992 Stock Option Plan, but all of the options are subject to the same terms and conditions as are set forth in that Plan. In the event Mr. Lawrence's employment terminates by reason of a change in control of the Company or is terminated by the Company without cause, Mr. Lawrence would be entitled to receive three years of his initial base salary payable over the three years immediately following termination. Mr. Lawrence received loans in an aggregate amount of $466,667 to replace loans of his former employer and a portion of those loans, as was true of the loans given by his former employer, will be forgiven subject to his remaining in the employ of the Company for the periods specified in his agreement. The employment agreement with Mr. Lawrence provides for tax reimbursement of taxes incurred by him in connection with loan forgiveness and certain relocation assistance benefits.

     The Company entered into an employment agreement with Donna S. Birks in December, 1997, pursuant to which Ms. Birks will receive a base salary at the annual rate of $275,000 and a bonus targeted at 55% of base salary. Ms. Birks received a hiring bonus of $40,000 and also was granted an option to purchase 134,000 shares of the Company's Common Stock under the Company's 1992 Stock Option Plan that will vest over a period of five years based upon attainment of escalating stock prices as detailed in the Stock Option

Tables, and will be exercisable at a price equal to the fair market value of the Company's Common Stock on December 15, 1997, namely, $18.75 per share. In the event Ms. Birks' employment is terminated by the Company without cause within three years of the date of commencement of her employment, she will be entitled to receive up to two years of her base salary at the time of termination plus payments during such period equal to the Company's cost for her medical, dental, vision, disability and life insurance premiums; such payments will cease upon her acceptance of new employment commensurate with her skills. In recognition of the higher housing costs in the Bay Area, Ms. Birks was loaned $500,000, payable on the fifth anniversary of the commencement of her employment or, if earlier, upon the voluntary termination of her employment or the termination of her employment for cause (unless either such voluntary termination or termination for cause occurs within one year following a change in control of the Company). The loan is interest free, provided that if Ms. Birks voluntarily terminates her employment or is terminated for cause within two years of the date of commencement of her employment, an interest charge will be due on the loan based on the period it was outstanding at the applicable federal rate.

     Messrs. Spillane, Arena and Anderson entered into Severance Agreements on May 18, 1998, under which each of them is entitled to severance compensation in the event of termination of his employment other than for cause within 12 months after any change in control of the Company (as defined in the Agreements) that occurs prior to December 31, 1999. The compensation in general would be monthly payments for a period ending 12 months after the termination equal to the aggregate of the officer's monthly base salary at the time of termination, a proportionate amount of the officer's targeted bonus, and the value of certain other monthly benefits the officer was entitled to at the time of termination. If the officer becomes reemployed prior to the expiration of the 12-month period, the payments would cease as of the date of such employment. The agreements also provide for full vesting of all stock options and restricted stock held by the officer in the event of a termination covered by the Agreement. Ms. Birks entered into a similar agreement as of May 18, 1998, the only significant differences being that her agreement covers any change in control that occurs prior to December 17, 2000, and the monthly severance compensation to which she would be entitled would continue for a period ending 24 months after termination of her employment following a change in control.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     All of the members of the Compensation Committee are outside directors. None of the members of the Committee is or was an officer of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY


     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of outside directors, none of whom is or was an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and has the sole responsibility for determining the recipients of equity participation awards/grants, such as stock options, and the number of options to be granted to each recipient. In addition, the Committee is responsible for making annual recommendations to the Board for the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee has engaged specialized compensation and benefits consulting firms to assist the Committee and the Company in reviewing the compensation program for the Company's executive officers, gathering information on competitive compensation levels, trends and practices and developing more effective methods of compensating the executive officers of the Company.

     The objective of the Company's executive compensation program is to provide the following:

     - Levels of total compensation that are competitive with those provided in the various markets in which the Company competes for its executive resources;

     - Annual cash incentive compensation that varies with the short and long-term financial performance of the Company, and as evidenced by sustained growth in Economic Value Added (EVA(R)); and

     - Long-term (equity participation) incentives which further align the interests of management with those of the shareholders.

     The executive compensation program provides an overall level of compensation, which is competitive relative to the high technology executive labor market. The Committee develops its executive compensation program with reference to current comprehensive data on the high technology labor market. Actual compensation levels may be greater or less than average levels in surveyed companies depending upon annual and long-term performance by the Company and the individual. The Committee uses its discretion in recommending to the Board executive compensation at levels that in its judgment are warranted by external, internal and/or individual circumstances.

EXECUTIVE OFFICER TOTAL COMPENSATION PROGRAM


     The Company's executive officer total compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation principally in the form of stock options, and various other common employee benefits. For 1998, the bonus opportunity was prorated and capped at up to 2.7 times the target bonus amount based upon meeting or exceeding individual performance and the second half-operating profit goals for fiscal 1998. For fiscal year 1999, a new bonus plan has been developed and is applicable to all executives and selected senior managers of the company and is based upon sustainable Economic Value Added (EVA(R)) performance. The payout under the Plan is not capped, however, if the bonus amount exceeds 120% of target, a portion is partially banked for payout in successive years. In addition, EVA(R) deficits from target growth goals can result in negative bonus bank balances which must be recouped in subsequent years prior to any bonus payouts. Any payouts remaining in the bank upon termination are forfeited. The targeted EIP as a percentage of base salary has remained unchanged from what it was prior to fiscal 1999. Fiscal 1998 base salary rates of the current executive officers, excluding the President and CFO, were on average 5.5% higher than their base salary rates in fiscal 1997.


     The Committee has reviewed the total compensation of the five highest paid executive officers in fiscal 1998 and has concluded that their compensation is or was reasonable and consistent with the Company's compensation philosophy and industry practice.

BASE SALARY

     Base salary levels for the Company's executive officers are competitively set with reference to published labor market surveys. In determining particular executives' salaries, the Committee also takes into account individual experience and performance and specific factors particular to the Company.

ANNUAL INCENTIVE COMPENSATION

     The Executive Incentive Plan (EIP) is the Company's annual incentive program for selected executive officers and other senior managers. The purpose of the plan is to provide a direct financial incentive to executives (in the form of an annual cash bonus) to achieve sustained EVA(R) growth. The EVA(R)growth goal is set at the beginning of each year as a relatively constant increment over the prior year's EVA(R). In fiscal 1998, corporate earnings per share ("EPS") and business unit operating income (as defined), including a capital charge for assets employed, served as a basis for EIP bonus payments. Individual performance may also be taken into account in determining bonuses. Target bonus awards are set at competitive levels relative to executive labor market data.

STOCK OPTION PROGRAM

     The stock option program is the Company's principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's common stock. The Compensation Committee believes that stock options, in conjunction with the EVA(R)-based EIP, and the Executive Stock Ownership Program, create a mutuality of interest between the management and shareholders.

     To strengthen this connection still further and to communicate an expectation for ever-increasing stock prices, the Company adopted stock-price-based vestings in September 1997. This practice requires that the stock price must reach pre-established levels, consistent with the growth expectations of shareholders, before vesting can occur. Shares not vested by reaching the stock price thresholds will not vest for five years. As discussed earlier in this Proxy, for example, the September 1997 option grant required CMI's stock price to rise to $43 to be 100% vested prior to the 5 year cliff vesting.

     Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have ten-year terms. Each year the new grants for the next fiscal year will contain vesting prices based upon a formula related to the higher 1) of the average stock price in the preceding year, 2) the stock price at the end of the year, or 3) the average stock price in the preceding 30 days prior to the end of the year. In determining the size of option grants for individual executive officers the Committee considered competitive practices and prior option grants.

BENEFITS

     The Company provides benefits to the executive officers that are generally available to Company employees.

CHIEF EXECUTIVE OFFICER COMPENSATION


     The compensation of Frederick D. Lawrence, the Company's Chief Executive Officer, for fiscal 1998 was based upon the employment agreement with Mr. Lawrence that is described under "Employment Arrangements" above. That agreement was the result of negotiations with Mr. Lawrence conducted with the assistance of the Company's outside compensation consultants and other advisors. For fiscal 1999, Frederick D. Lawrence received a stock option grant covering 100,000 shares, no increase in his base salary and no changes in his target bonus percentage.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company's Chief Executive Officer or to any of its four other most highly compensated executive officers. Compensation that is "performance-based" is not subject to that limit if certain requirements are met. Based on fiscal 1998 compensation levels, no such levels on the deductibility of compensation applied to any officer of the Company. The Company has not adopted a policy prohibiting compensation at a level that would limit deductions.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1993 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          TERRY W. WARD, Chairman
                                          ARTHUR H. HAUSMAN
                                          WILLIAM B. MARX, JR.

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the NASDAQ Stock Market (US) Index and the NASDAQ Communications Equipment Index, each of which assumes reinvestment of dividends.

                                                                                 NASDAQ
                                       'California         NASDAQ (US)       Communications
                                    Microwave, Inc.'          Index          Equipment Index
1993                                      100.0               100.0               100.0
1994                                      124.7               101.0                97.7
1995                                      137.3               134.8               192.6
1996                                       83.6               173.0               286.5
1997                                       76.7               210.4               249.5
1998                                       95.9               277.7               276.8

                              CERTAIN SHAREHOLDERS


     The following table sets forth information as of September 4, 1998 (except as otherwise noted), regarding securities ownership by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's common stock, (ii) each executive officer named in the Summary Compensation Table, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.



                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
                                                                NUMBER      PERCENT
                                                              ----------    --------
The Travelers Group Inc.(2).................................  2,185,554       14.5%
  388 Greenwich Street
  New York, NY 10013
David L. Babson & Co., Inc..................................  1,474,680        9.8%
  One Memorial Drive
  Cambridge, MA 02142
Clover Capital Management, Inc..............................  1,029,600        6.8%
  11 Tobey Village Office Park
  Pittsford, NY 14534(3)
Frederick D. Lawrence(4)....................................    146,150          *
Arthur H. Hausman(5)........................................     30,000          *
Alfred M. Gray(6)...........................................     21,000          *
William B. Marx, Jr.(7).....................................     13,000          *
Terry W. Ward(8)............................................     29,212          *
Frederick W. Whitridge, Jr.(9)..............................     31,000          *
George A. Joulwan...........................................      2,000          *
Leslie G. Denend............................................          0          *
Donna S. Birks(10)..........................................      6,100          *
George Arena(11)............................................     34,934
George L. Spillane(12)......................................     79,724          *
Donald V. Anderson(13)......................................     20,860
All Executive Officers and Directors as a Group (13
  persons)(14)..............................................    415,517        2.8%


---------------
  * Owns less than 1% of shares of the 15,034,269 common stock outstanding as of September 4, 1998.

 (1) The shareholders named in the table have sole voting power and dispositive power with respect to all shares of stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table. Amounts indicated for shares, which a person has an option to acquire, are issuable upon exercise of outstanding options which were exercisable on September 4, 1998, or within 60 days thereafter.


 (2) As of August 31, 1998, these shares were beneficially owned indirectly by subsidiaries of Travelers Group Inc. Travelers Group Inc. and its subsidiaries reported shared voting and dispositive power with respect to all of such shares.


 (3) Clover Capital Management, Inc. reported shared voting power and shared dispositive power with respect to all shares of such shares.


 (4) Includes 125,000 shares of common stock which Mr. Lawrence has an option to acquire.

 (5) Includes 1,000 shares held by Mr. Hausman and his wife as Trustees of the Hausman Family Trust and 29,000 shares of common stock which Mr. Hausman has an option to acquire.


 (6) Includes 21,000 shares of common stock which Mr. Gray has an option to acquire.



 (7) Includes 13,000 shares of common stock which Mr. Marx has an option to acquire. Mr. Marx is a director of Massachusetts Mutual Life Insurance Company, which owns David L. Babson & Co., Inc.



 (8) Includes 15,000 shares of common stock which Mr. Ward has an option to acquire.



 (9) Includes 15,000 shares of common stock which Mr. Whitridge has an option to acquire.


(10) All shares held by Ms. Birks and her husband as Trustees of the Birks Family Trust.


(11) Includes 27,063 shares of common stock which Mr. Arena has an option to acquire.



(12) Includes 43,750 shares of common stock which Mr. Spillane has an option to acquire.



(13) Includes 19,761 shares of common stock which Mr. Anderson has an option to acquire.


(14) Includes 308,574 shares of common stock which all officers and directors as a group have an option to acquire.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than ten percent of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. The Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders of the Company intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by June 1 , 1999.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. Arrangements will be made for the forwarding of soliciting materials by nominees, custodians and fiduciaries to their principals. Corporate Investor Communications, Inc. will assist the Company in obtaining the return of proxies at an estimated cost to the Company of $5,000.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                                          BY THE BOARD OF DIRECTORS

                                          LOGO
                                          KENNETH J. WEES

                                          Secretary

Sunnyvale, California
September 28, 1998

3250-PS-98

     Appendix to the Proxy Statement (not a part of the Proxy Statement).


                           CALIFORNIA MICROWAVE, INC.

                          EMPLOYEE STOCK PURCHASE PLAN
                        (as amended through August 1998)


            1.    PURPOSE:

            The CALIFORNIA MICROWAVE, INC. EMPLOYEE STOCK PURCHASE PLAN (hereinafter called the "Plan") is designed to foster continued cordial employee relations, to encourage and assist its employees and the employees of any present or future subsidiaries in acquiring a stock ownership interest in CALIFORNIA MICROWAVE, INC. (hereinafter called the "Corporation") and to help them provide for their future security. For this purpose the Corporation reserved 1,952,756* shares of its capital stock.

            2.    BI-ANNUAL PERIODS:

            Bi-annual periods shall mean the six-month periods ending June 30th and December 31st of each year. The first period under this Plan commenced on January 1, 1973.

            3.    ELIGIBILITY:

            Anyone who was an employee at the inception of the Plan (except those employees who own five percent (5%) or more of the stock of the Corporation or any subsidiary of the Corporation at the start of any bi-annual period and part-time employees, all as defined in Internal Revenue Code Section
423), was or is eligible to become a member of the Plan. Anyone who became or becomes an employee of the Corporation or any of its present or future subsidiaries thereafter (subject to the exceptions stated in the preceding sentence), was or is eligible to become a member of the Plan, on the first day of the bi-annual period following the completion of (30) days of continuous service. Notwithstanding the foregoing, no employee shall be entitled to purchase (i) shares of stock under the Plan and all other purchase plans of the Corporation and any parent or subsidiary of the Corporation with an aggregate fair market value (determined at date of grant) exceeding $25,000 per year for each calendar year in which such option is


--------
     *Includes an increase of 300,000 shares approved by the Board of Directors in August 1998, subject to approval of the shareholders at the Annual Meeting of Shareholders.

outstanding at any time, or (ii) more than 1,000 shares of stock under the Plan in any bi-annual period.

            4.    JOINING THE PLAN:

            Any eligible employees' participation in the Plan shall be effective on the seventh working day after the employee has completed, signed and returned to the Corporation, or one of its present or future subsidiaries, a Stock Purchase Plan Application and Payroll Deduction Authority form indicating his acceptance and agreement to the Plan.

            Membership of any employee in the Plan is entirely voluntary.

            5.    MEMBER'S CONTRIBUTIONS:

            Each member shall elect to make contributions by monthly payroll deduction of two percent (2%), five percent (5%), eight percent (8%) or ten percent (10%) of such member's monthly gross pay.

            Subject to the maximum described above, a member may elect in writing to increase or decrease his rate of contribution; such change will become effective the first day of the bi-annual period following receipt by the Corporation or one of its present or future subsidiaries of such written election.

            The amount of each member's monthly contribution shall be held by the Corporation in a special account and such contributions, free of any obligation of the Corporation to pay interest thereon, shall be credited to such member's individual account as soon as practicable after each pay day.

            No member will be permitted to make contributions for any period during which he is not receiving pay from the Corporation or one of its present or future subsidiaries.

            6.    ISSUANCE OF SHARES:

            On the last trading day of each bi-annual period so long as the Plan shall remain in effect, and provided the member has not before that date advised the Corporation that he does not wish shares purchased for his account on that date, the Corporation shall apply the funds then in the member's account to the purchase of authorized but unissued shares of its capital stock in units of one share or multiples thereof. Until the Corporation's shares are actively traded, the Board of Directors shall set, on or before the first day of each bi-annual period, the cost to each member for shares purchased for members' accounts on the last day of such bi-annual period. The cost as determined by the Board of Directors shall be communicated to the members on or before the first day of each bi-annual period. The cost shall be no less than eighty-five percent (85%) and no more than one hundred percent (100%) of the fair market value of the shares as determined by the Board of Directors.

            When the Corporation's shares are actively traded, the cost to each member for the shares so purchased shall be no less than eighty-five percent (85%) and no more than one hundred percent (100%) of the lower of:

            1. The mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Security Dealers Automatic Quotation System (NASDAQ) or as reported by the National Quotation Bureau, Inc., or if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges, on the first trading day of the bi-annual period;

            2. The mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or as reported by National Quotation Bureau, Inc., or if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges, on the last trading day of the bi-annual period.

            The Board of Directors shall set, on or before the first trading day of each bi-annual period, the percentage factors to be used for the bi-annual period about to commence. The percentage factors as decided upon by the Board of Directors shall be communicated to the members on or before the first trading day of each bi-annual period.

            Any moneys remaining in such member's account equaling less than the sum required to purchase one share, or moneys remaining in such member's account by reason of application of the provisions of the next paragraph hereof, shall be held in such member's account for use during the next bi-annual period. Any moneys remaining in such member's account by reason of his prior election not to purchase shares in a given bi-annual period as aforesaid and any moneys remaining in such member's account upon termination of the member's membership in the Plan shall be promptly returned to the member. The Corporation shall, as expeditiously as possible after the last day of each December and June issue to the member entitled thereto the certificates evidencing the shares issuable to him as provided herein.

            If the number of shares members desire to purchase at the end of any bi-annual period exceeds the number of shares then available under the Plan, the shares available shall be allocated among such members in proportion to their contributions during the bi-annual period.

            7.    TERMINATION OF MEMBERSHIP:

            A member's membership in the Plan will be terminated when the member
(a) voluntarily elects to withdraw his entire account, (b) resigns or is discharged from the Corporation or one of its present or future subsidiaries,
(c) dies, or (d) does not receive pay from the Corporation or one of its present or future subsidiaries for twelve (12) consecutive months, unless this period is due to illness, injury or for other reasons approved by the persons or person appointed by the Corporation to administer the Plan as provided in Paragraph 10 below. Upon termination of membership, the terminated member shall not be entitled to rejoin the Plan until the first day of the bi-annual period immediately following the bi-annual period in which the termination occurs. Upon termination of membership, the member shall be entitled to the amount of his individual account within fifteen (15) days after the termination.

            8.    BENEFICIARY:

            Each member shall designate a beneficiary or beneficiaries and may, without their consent, change his designator. Any designation shall be effective only after it is received by the Corporation and shall become effective as of the date it is signed and shall be controlling over any disposition by will or otherwise.

            Upon the death of a member his account shall be paid or distributed to the beneficiary or beneficiaries designated by him, or in the absence of such designation, to the executor or administrator of his estate, and in either event the Corporation shall not be under any further liability to anyone. If more than one beneficiary is designated, then each beneficiary shall receive an equal portion of the account unless the member indicates to the contrary in his designation, provided that the Corporation may in its sole discretion make distributions in such form as will avoid the creation of fractional shares.

            9.    ADMINISTRATION OF THE PLAN:

            The Plan shall be administered by such officers or other employees of the Corporation as the Corporation may from time to time select, and the persons so selected shall be responsible for the administration of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Corporation. Any taxes applicable to the member's account shall be charged or credited to the member's account by the Corporation.

            10.   MODIFICATION AND TERMINATION:

            The Corporation expects to continue the Plan until such time as the shares reserved for issuance under the Plan have been sold. The Corporation reserves, however, the right to amend, alter, or terminate the Plan in its discretion. Upon termination, each member shall be entitled to the amount of his individual account within fifteen (15) days after termination. Appropriate and proportionate adjustments shall be made in the number and class of shares of stock subject to this Plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation, or like change in the capital structure of the Corporation.

            11.   ASSIGNABILITY OF RIGHTS:

            No rights of any employee under this Plan shall be assigned by him, by operation of law, or otherwise, except to the extent that he is permitted to designate a beneficiary or beneficiaries as hereinabove provided, and except to the extent permitted by the law of descent and distribution if no such beneficiary be designated. Prior to the issuance of any shares under this Plan, each employee member shall be required to sign a statement as set forth in Exhibit "A" attached hereto and incorporated herein.

            12.   PARTICIPATION IN OTHER PLANS:

            Nothing herein contained shall affect an employee's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, or other employee welfare plan or program of the Corporation.

            13.   APPLICABLE LAW:

            The interpretation, performance, and enforcement of this Plan shall be governed by the laws of the State of California.

            14.   EFFECTIVE DATE AND APPROVALS:

            This Plan as originally approved by the shareholders of the Corporation on July 25, 1972 covered 16,000 shares. The Plan was increased by the following:

                                                                                      Number
Year              Transaction                                                       of Shares
----              -----------                                                       ---------

1972              Original Authorization                                               16,000
1974              Board of Directors & Stockholder Approval                            25,000
1977              Board of Directors & Stockholder Approval                            25,000
1978              50% stock dividend                                                   12,658
1979              50% stock dividend                                                   13,338
1980              Board of Directors & Stockholder Approval                            50,000
1981              100% stock dividend                                                  47,768
1982              Board of Directors & Stockholder Approval                           100,000
1983              50% stock dividend                                                   62,992
1985              Board of Directors & Stockholder Approval                           200,000
1988              Board of Directors & Stockholder Approval                           200,000
1991              Board of Directors & Stockholder Approval                           200,000
1994              Board of Directors & Stockholder Approval                           300,000
1996              Board of Directors & Stockholder Approval                           400,000
1998              Board of Directors & Stockholder Approval                           300,000
                                                                                    ---------
                                                                         Total      1,952,756

                                     PROXY

                           CALIFORNIA MICROWAVE, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Frederick D. Lawrence and Kenneth J. Wees, or either or them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.10 par value, of CALIFORNIA MICROWAVE, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Hayes Conference Center, 200 Edenvale Avenue, San Jose, California, at 2:00 p.m. on Thursday, October 22, 1998, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope. Please date and sign exactly as your name(s) appears on your shares. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for directors and for proposals 2 and 3. In the event of cumulative voting, a vote for nominees of the Board of directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine. If additional persons are nominated for election as directors, the proxyholders may vote this proxy in such manner on a cumulative voting basis as will ensure the election of as many of the directors voted for by the shareholder as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxyholders.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                  SIDE
-----------                                                          -----------

September 28, 1998


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of California Microwave, Inc. to be held at 2:00 p.m. on Thursday, October 22, 1998, at the Hayes Conference Center, 200 Edenvale Avenue, San Jose, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

You are invited to call our toll-free information line at 1-888-225-6789 for current information about your company or to be connected free-of-charge to our Investor Relations department or to our Transfer Agent. You are also invited to visit us at our Web site (http://www.calmike.com) for more information about California Microwave's strategy, markets and products.


                         Best regards,

                         Frederick D. Lawrence
                         Chairman and Chief Executive Officer


                                  DETACH HERE
--------------------------------------------------------------------------------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

     1. To elect six Directors,
        NOMINEES:   Frederick D. Lawrence, William B. Marx, Jr.,
                    Terry W. Ward, Frederick W. Whitridge, Jr.,
                    George A. Joulwan, Leslie G. Denend
                       FOR              WITHHELD
                       /  /               /  /

     /  / ___________________________________________________
          For all nominees except as noted above

     2. To authorize the Board of Directors to change     FOR  AGAINST  ABSTAIN
        the name of the Company                           / /    / /      / /

     3. To approve an amendment to the Company's Employee / /    / /      / /
        Stock Purchase Plan.

     4. To transact such other business as may properly come before the meeting.


     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          /  /

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING            /  /

     NOTE: Please sign as your name(s) appear(s) hereon. If more than one name appears, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature _________________ Date: _________ Signature: ___________ Date: _______